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EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference into MBT Financial Corp.'s registration statement on Form S-8, filed with the Commission on August 16, 2001, and MBT Financial Corp.'s registration statement on Form S-8, filed with the Commission on May 30, 2003, of our report dated February 28, 2006 on our audit of management's assessment of the effectiveness of MBT Financial Corp.'s internal control over financial reporting as of December 31, 2005, including our opinion on management's assessment and our opinion on the effectiveness of MBT Financial Corp.'s internal control over financial reporting based on our audit, which report is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan
March 13, 2006